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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 17, 2000



                          THE COLONIAL BANCGROUP, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                     1-13508                   63-0661573
 (State of Incorporation)      (Commission File No.)     (IRS Employer I.D. No.)



                  Colonial Financial Center, Suite 800
                  One Commerce Street, Montgomery, Alabama              36104
                  (Address of Principal Executive Office)             (Zip code)



        Registrant's telephone number, including area code: 334-240-5000


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ITEM 5.  OTHER EVENTS


                          COLONIAL BANCGROUP ANNOUNCES
                               QUARTERLY EARNINGS


MONTGOMERY, AL -- Colonial BancGroup Chairman and Chief Executive Officer Robert
E. Lowder today announced earnings for the quarter ended June 30, 2000. In addition, Mr. Lowder announced a formal plan for the company to dispose of its remaining mortgage servicing business.

         Colonial has signed a letter of intent with Homeside Lending, Inc. of Jacksonville, Florida, to sell the rights to service approximately $5 billion of mortgage loans serviced by Colonial. With the completion of this transaction, along with other previously announced sales of mortgage servicing, Colonial expects to complete its exit from the mortgage servicing business in the second quarter of 2001.

         Income from continuing operations (banking operations which exclude the mortgage servicing business) for the quarter ended June 30, 2000 was $30.1 million compared to $28.9 million for the previous year, a 4.0% increase. Diluted earnings per share for continuing operations for the quarter were $0.27 compared to $0.26 for the same period in 1999, a 4.0% increase. For the second quarter, on the same basis, the company's return on average equity was 17.45% compared to 17.32% in 1999 and return on average assets was 1.06% for the quarter compared to 1.09% for the same period in 1999.

         The company's efficiency ratio for continuing operations was 53.10% for the quarter


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and 52.97% for the six months ended June 30, 2000.

         Income from continuing operations for the six months ended June 30, 2000 was $60.7 million compared to $55.6 million for the same period in 1999, a 9.0% increase. Diluted earnings per share for continuing operations for the first six months of 2000 were $0.54, a 10.0% increase over 1999 earnings per share of $0.49. Also, for the year to date, on the same basis, the company's return on assets was 1.09% and return on equity was 17.55% compared to 1.07% and 16.94%, respectively, for the same period in 1999.

         Loan growth remained strong with loans increasing 17% on an annualized basis both for the quarter and the six months ended June 30, 2000. As of June 30, 2000, nonperforming assets totaled $46.6 million or 0.52% of net loans and other real estate compared to $37.8 million or 0.50% at June 30, 1999. Net charge-offs for the quarter were $4.1 million or 0.19% of average net loans (on an annualized basis) while the provision for loan losses was $7.4 million for the quarter. At June 30, 2000 the reserve for loan losses totaled $101.4 million or 1.14% of net loans and represents a 256% coverage of nonperforming loans.

         The company estimates that the cost of disposing of its mortgage servicing business, net of discontinued mortgage operations will be approximately $4.0 million after-tax. Net income including the discontinued operations would result in earnings per share of $0.23 for the quarter ended June 30, 2000, $0.27 for the same period of 1999 and $0.50 for the six months ended June 30, 2000 and $0.52 for 1999.

         Mr. Lowder said "The two most significant events in the recent past are beginning the final move to complete our strategic withdrawal from the volatile mortgage servicing business with our concomitant ability to redeploy capital, and the continuation of exceedingly strong


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loan growth coupled with excellent asset quality. Much of this loan growth has occurred in the high growth markets we have entered in recent years, and while I, like every other banker, am concerned about margin compression, I am exceedingly pleased with our continuing growth in net interest income."

         He continued by stating, "Management is now fully focused on our core businesses with special emphasis on building additional non-interest income through an array of services to the wealth market."

         Total assets for Colonial BancGroup were $11.6 billion at June 30, 2000. The company currently operates over 235 offices in Alabama, Florida, Georgia, Nevada, Tennessee and Texas and its common stock is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

This release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plan for 1999; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either nationally or regionally, that are less favorable than expected; (iv) changes which may occur in the regulatory environment and (v) events specifically relating to Year 2000 readiness. When used in this Report, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 THE COLONIAL BANCGROUP, INC.
                                             -----------------------------------
                                                         (Registrant)





Date:       July 18, 2000                    /s/ W. Flake Oakley, IV
                                             -----------------------------------
                                             BY:   W. Flake Oakley
                                             ITS:  Chief Financial Officer


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